JOHN HANCOCK EQUITY TRUST
John Hancock Technology Leaders Fund
Abolition of
John Hancock Technology Leaders Fund
and Amendment of Section 5.11
Abolition of John Hancock Technology Leaders Fund
      The undersigned, being a majority of the Trustees of John Hancock Equity Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Section 8.2 of the Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time (the “Declaration of Trust”), do hereby abolish the John Hancock Technology Leaders Fund (Class A Shares, Class B Shares, Class C Shares and Class I Shares) (the “Fund”) and in connection therewith do hereby extinguish any and all rights and preferences of such Fund as set forth in the Declaration of Trust and the Trust’s Registration Statement on Form N-1A. The abolition of the Fund is effective April 18, 2008.
Amendment of Section 5.11
      The undersigned, being a majority of the Trustees of the Trust, acting pursuant to Section 8.2 of the Declaration of Trust, do hereby amend Section 5.11, effective April 18, 2008, as follows:
1.	Section 5.11 (a) shall be deleted and replaced with the following:
Without limiting the authority of the Trustees set forth in Section 5.1 to establish and designate any further Series or Classes, the Trustees hereby establish the following Series: John Hancock Growth Trends Fund and John Hancock Small Cap Fund, each of which consists of Class A Shares, Class B Shares, Class C Shares, and Class I Shares (the “Existing Series”).

John Hancock Equity Trust:
Abolishment of a Series
John Hancock Technology Leaders Fund
IN WITNESS WHEREOF, the undersigned have executed this instrument on the 11th day of March 2008.

/s/James R. Boyle	/s/John A. Moore

James R. Boyle	Dr. John A. Moore

/s/James F. Carlin	/s/Patti McGill Peterson

James F. Carlin	Patti McGill Peterson

/s/William H. Cunningham	/s/Steven R. Pruchansky

William H. Cunningham	Steven R. Pruchansky

/s/Charles L. Ladner
Charles L. Ladner
      The Declaration of Trust, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of The Commonwealth of Massachusetts, provides that no Trustee, officer, employee or agent of the Trust or any Series thereof shall be subject to any personal liability whatsoever to any Person, other than to the Trust or its shareholders, in connection with Trust Property or the affairs of the Trust, save only that arising from bad faith, willful misfeasance, gross negligence or reckless disregard of his/her duties with respect to such Person; and all such Persons shall look solely to the Trust Property, or to the Trust Property of one or more specific Series of the Trust if the claim arises from the conduct of such Trustee, officer, employee or agent with respect to only such Series, for satisfaction of claims of any nature arising in connection with the affairs of the Trust.

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